Exhibit 99.1

ROUNDY’S, INC. DECLARES QUARTERLY DIVIDEND

MILWAUKEE – August 17, 2012 – Roundy’s, Inc. (“Roundy’s” or the “Company”) (NYSE: RNDY), a leading grocer in the Midwest, today announced that its Board of Directors has approved the payment of a quarterly cash dividend.

The quarterly cash dividend of $0.23 per share will be paid on September 6, 2012, to stockholders of record as of the close of business on August 30, 2012.

Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 159 retail grocery stores and 98 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s Fresh Market retail banners in Wisconsin, Minnesota and Illinois.

Contact:

Katie Turner

ICR

katie.turner@icrinc.com

646-277-1228